Exhibit 4

Writer’s Direct Dial: (212) 225-2730

June 16, 2005

United Mexican States
Ministry of Finance and Public Credit
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico D.F. 06000
Mexico

Ladies and Gentlemen:

     We have acted as special United States counsel to the United Mexican States (“Mexico”) in connection with Mexico’s offering pursuant to registration statements nos. 333-122616 and 333-110594, as amended (the “Registration Statements”), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of €750,000,000 principal amount of Mexico’s 4.25% Global Notes due 2015 (the “Notes”). In arriving at the opinions expressed below, we have reviewed the following documents:

(a) the Registration Statements, and the related prospectus and prospectus supplement each dated April 27, 2005 included in Registration Statement No. 333-122616, as amended and as supplemented by the pricing supplement dated June 7,

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Ministry of Finance and Public Credit, p. 2

2005, as first filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act;

(b) an executed copy of the Fiscal Agency Agreement, dated as of September 1, 1992, as amended by Amendment No. 1 thereto, dated as of November 28, 1995, and by Amendment No. 2 thereto, dated as of March 3, 2003 (as so amended, the “Fiscal Agency Agreement”) between Mexico and Citibank, N.A., as Fiscal Agent;

(c) executed copies of the Authorization Certificate, dated as of April 27, 2005 (the “Authorization Certificate”), and the Sub-Authorization Certificate, dated as of June 16, 2005 (the “Sub-Authorization Certificate”), pursuant to which the terms of the Notes were established; the Authorization Certificate and the Sub-Authorization Certificate are herein collectively referred to as the “Authorizations”;

(d) a facsimile copy of the Notes in global form as executed by Mexico; and

(e) an executed copy of the Terms Agreement, dated as of June 7, 2005.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such documents and other certificates of public officials, representatives of Mexico and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Mexican law, (ii) that each party has full power, authority and legal right to enter into such agreement or to issue such document, and to perform its obligations thereunder and (iii) that all signatures on all such agreements and documents are genuine.

     Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming due authentication, execution and delivery of the Notes by the Fiscal Agent in accordance with the terms of the Fiscal Agency Agreement, the Notes are valid, binding and enforceable obligations of Mexico.

     In giving the foregoing opinion, (a) we have assumed that each of Mexico and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Notes enforceable against the parties thereto (except that no such assumption is made as to Mexico regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable in relation to transactions of the type contemplated by the Fiscal Agency Agreement and the Notes), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability in the United States of the waiver by Mexico of its immunities from court jurisdiction and from legal process, as set forth in the Fiscal Agency Agreement and the Notes, is subject to the limitations imposed by the

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United States Foreign Sovereign Immunities Act of 1976 and (ii) the designation in Section 12 of the Fiscal Agency Agreement of the U.S. federal courts sitting in The City of New York as the venue for actions or proceedings relating to the Fiscal Agency Agreement and the Notes is (notwithstanding the waiver in or pursuant to Section 12 of the Fiscal Agency Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

     We note that by statute, the law of the State of New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars.

     The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to Amendment No. 5 to Mexico’s Annual Report on Form 18-K for its Fiscal Year ended December 31, 2003 and to the references to us under the heading “Validity of the Securities” in the prospectus dated April 27, 2005 referred to above. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By: /s/Wanda J. Olson
     Wanda J. Olson, a Partner